Exhibit 99.1

Community Partners Bancorp Reports First Quarter 2010 Results

•	Assets Reach Record Levels, Increase 7.62% Year-Over-Year
•	Continued Improvement in Asset Quality
•	Loans Increase 9.84% Year-Over-Year
•	Deposits Reach Record Levels, Increase 9.84% Year-Over-Year
•	Net Interest Margin continues to improve, reaching 3.95%
•	Net Interest Income Rises 28.64% Year-Over-Year

MIDDLETOWN, N.J., April 23, 2010 — Community Partners Bancorp (Nasdaq CM:CPBC), the parent company of Two River Community Bank (“Two River”), today announced consolidated earnings for the quarter ended March 31, 2010.

For the quarter ended March 31, 2010, Community Partners Bancorp (the “Company”) reported net income available to common shareholders of $490 thousand or $0.07 per share (basic and diluted, after preferred stock dividends), compared with net income to common shareholders of $416 thousand or $0.06 per share (basic and diluted, after preferred stock dividends) for the same period in 2009, an increase of 18%. On a linked quarter basis, our first quarter 2010 net income available to common shareholders increased $253 thousand, or 106.8%, over our fourth quarter 2009 results. Weighted average shares and earnings for all referenced reporting periods have been adjusted for a 3% stock dividend paid on October 23, 2009 to shareholders of record as of September 25, 2009.

Total assets as of March 31, 2010 reached a record $668.2 million, compared with $640.0 million at December 31, 2009. Total loans at March 31, 2010 were $508.0 million, down from the $513.4 million at December 31, 2009 but an increase from the $462.5 million at March 31, 2009, while total deposits at March 31, 2010 reached a record $564.6 million, compared with $535.4 million at December 31, 2009 and $514.1 million at March 31, 2009.

William D. Moss, Community Partners’ President and CEO, noted, “The Company continued to capitalize on attracting business lending and core deposit opportunities as larger institutions continue to curtail their lending activity and fall short of providing superior customer service. Two River has continued to prudently lend money throughout this economic downturn. Also, we believe consumers have found Two River products and services to be a friendlier, lower-cost alternative to the larger competitors.”

Net Interest Income, Net Interest Margin, Capital Ratios Remain Strong

Net interest income for the quarter ended March 31, 2010 totaled $5.8 million, an increase of $1.3 million, or 28.6%, over the same quarter in 2009. On a linked quarter basis, net interest income decreased by $53 thousand, or 0.9%, for the first quarter of 2010 from $5.9 million earned in the fourth quarter 2009. The Company reported a net interest margin of 3.95% for the first quarter of 2010, an increase of 3 basis points when compared to the 3.92% for the quarter ended December 31, 2009 and a 58 basis points increase when compared to the 3.37% reported for the comparable quarter in 2009, primarily resulting from lower deposit rates paid.

Non-interest income for the first quarter of 2010 totaled $480 thousand, a decrease of $394 thousand, or 45.1%, compared with first quarter 2009. On a linked quarter basis, non-interest income decreased by $170 thousand, or 26.2%, from the fourth quarter of 2009. The decrease in non-interest income when compared to both periods was primarily due to the Company recording gains from the sale of securities available-for-sale of $487 thousand  in the first quarter of 2009 and $216 thousand in the fourth quarter of 2009. Excluding net securities gains, non-interest income increased $46 thousand on a linked quarter basis and increased $93 thousand from the first quarter of 2009. The increase in both periods was due primarily to higher bank-owned life insurance income resulting from increased purchases of such investments during the fourth quarter of 2009.

As noted, total assets as of March 31, 2010 were $668.2 million, an increase of 7.6% compared to $620.9 million as of March 31, 2009. During the first quarter of 2010, the Company experienced an increase in its cash position, which provides for a stronger liquidity position, due principally to strong deposit growth. Total deposits as of March 31, 2010 were $564.6 million, an increase of 9.84% compared with $514.1 million as of March 31, 2009. Core checking accounts and savings deposits accounted for the majority of this growth, increasing 8.8% and 10.1%, respectively.

Mr. Moss explained that, while economic conditions remain less than robust and businesses continue to be reluctant to take on additional debt, the Company won market share in 2010 with, “our reputation, experienced staff, service execution and innovative lending solutions.” Mr. Moss continued, “There still exists a flight to quality from regional and national institutions within the marketplace. Customers’ are requiring safety for their hard earned dollars and are choosing Two River Community Bank to fulfill that need. Additionally, we would expect our core deposit gathering efforts to remain strong as we continue to focus on building client relationships, and are supported in part by the FDIC’s temporary increase in the deposit insurance limits as well as with the Company’s continued participation in the Transaction Account Guarantee Program, whereby all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC.”

Total loans as of March 31, 2010 were $508.0 million, a decline of 1.1% from the $513.3 million reported at year-end 2009 but an increase of 9.8% when compared with the $462.5 million at March 31, 2009. At March 31, 2010, the Company has a current loan pipeline of approximately $40 million, which are expected to fund within the year.

The Company’s non-performing assets declined during the first quarter 2010 to $13.4 million compared with $14.2 million at December 31, 2009. Non-accrual loans were $12.7 million at March 31, 2010, compared with $14.2 million at December 31, 2009. As of March 31, 2010, the Company had one OREO property totaling $706 thousand compared to no OREO properties at December 31, 2009. The Company’s non-performing assets as a percentage of total assets at March 31, 2010 was 2.00%, compared with 2.21% at December 31, 2009 and 2.18% at March 31, 2009. Non-performing loans as a percentage of total loans declined to 2.49% at March 31, 2010, compared to 2.76% at December 31, 2009 and 2.71% at March 31, 2009. Troubled Debt Restructured loans totaled $5.0 million at March 31, 2010, an increase from the $4.7 million reported at December 31, 2009. There were no Troubled Debt Restructured loans at March 31, 2009.

As of March 31, 2010, the Company’s allowance for loan losses was $6.9 million, compared with $6.2 million as of December 31, 2009. Loss allowance as a percentage of total loans at March 31, 2010 was 1.36%, compared with 1.20% at December 31, 2009.

Mr. Moss commented, “While our first quarter reflects flat loan growth, the current pipeline continues to expand and reached $40 million at March 31, 2010. We are optimistic about our loan growth for the remainder of 2010 and the positive impact we expect it to have on the Company’s future earnings. We have a manageable level of non-performing loans, many of which are in the final stages of resolution. We anticipate the workout of these loans will be completed in 2010. In management’s view, we believe that the level of the allowance at March 31, 2010 is adequate to cover losses inherent in the loan portfolio.”

The Company maintained capital ratios in 2010 that are in excess of regulatory standards for well-capitalized institutions. Community Partners Bancorp’s Tier 1 capital to average assets ratio was 9.26% at quarter end, while the Tier 1 capital to risk-weighted assets ratio was 11.02% and total capital to risk-weighted assets ratio was 12.27%.

We are pleased to report that on March 31, 2010, The Town Bank assumed the name Two River Community Bank, completing a process that has created numerous efficiencies. Our Town Bank customers will now begin to enjoy expanded hours of availability, an extended business day and the continued ability to conduct their banking at any of our 15 Two River offices in Monmouth and Union Counties.

“During the first quarter, we added depth to our management team with the recent appointment of A. Richard Abrahamian, who will serve as Senior Vice President and Chief Financial Officer, joining Michael J. Gormley, Executive Vice President and Chief Operating Officer, and Alan B. Turner, Executive Vice President and Senior Loan Officer, as part of the senior management team of Two River”, said Mr. Moss. “With thanks and best wishes, we recognize the departure of two of our directors: Mr. Barry B. Davall, who retired from the Board on December 31, 2009, and Frederick H. Kurtz who will be retiring from the Board and not seeking re-election at our Annual Shareholders Meeting in May.”

About the Company
Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey. Two River Community Bank currently operates 15 branches throughout Monmouth and Union Counties. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statement
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," “should”, “projects” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in Community Partners in a way that adversely affects Community Partners; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners’ operations or earnings; a decline in the economy in Community Partners’ primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners’ results, see Community Partners’ filings with the Securities and Exchange Commission, including  those risk factors identified in the “Risk Factor” section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2009.The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

Contacts:

William D. Moss, President & CEO
Community Partners Bancorp
732-706-9009 wmoss@tworiverbank.com

Michael J. Gormley, Executive Vice President & COO
Community Partners Bancorp
732-216-0167 mgormley@tworiverbank.com

A. Richard Abrahamian, Senior Vice President & CFO
Community Partners Bancorp
732-216-0167 rabrahamian@tworiverbank.com

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)	March 31,	December 31,
	2010	2009
Selected Period End Balances:
Total Assets	$668,165	$640,028
Fed Funds Sold	7,000	35,894
Investment Securities and Restricted Stock	45,958	49,308
Total Loans	507,958	513,399
Allowance for Loan Losses	(6,884)	(6,184)
Goodwill and Other Intangible Assets	18,913	18,980
Total Deposits	564,630	535,412
Repurchase Agreements	15,349	17,065
Long-term Debt	7,500	7,500
Shareholders' Equity	77,462	76,837

	March 31,	December 31,
Asset Quality Data:	2010	2009
Loans past due over 90 days and still accruing	-	-
Nonaccrual loans	12,653	14,151
OREO property	706	-
Total Non-Performing Assets	13,359	14,151

Troubled Debt Restructured Loans	5,035	4,717

Non-Performing Loans to Total Loans	2.49%	2.76%
Allowance as a % of Loans	1.36%	1.20%
Non-Performing Assets to Total Assets	2.00%	2.21%

	March 31, 2010
	Tier 1 Capital to	Tier 1 Capital to	Total Capital to
Capital Ratios:	Average Assets	Risk Weighted	Risk Weighted
	Ratio	Assets Ratio	Assets Ratio
Community Partners Bancorp	9.26%	11.02%	12.27%
Two River Community Bank	9.26%	10.97%	12.22%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%

	Three Months Ended
	March 31,
	2010	2009
Selected Consolidated Earnings Data:
Total Interest Income	$7,658	$7,154
Total Interest Expense	1,819	2,615
Net Interest Income	5,839	4,539
Provision for Loan Losses	700	150
Net Interest Income after Provision
for Loan Losses	5,139	4,389

Gain on sale of securities-available-for-sale	-	487
Other Non-Interest Income	480	387
Total Non-Interest Income	480	874

FDIC Insurance Expense	264	170
Other Non-Interest Expenses	4,374	4,297
Total Non-Interest Expenses	4,638	4,467

Income before Income Taxes	981	796
Income Tax Expense	348	284
Net Income	633	512

Preferred Stock Dividend & Discount Accretion	143	96

Net Income available to common shareholders	$490	$416

Per Common Share Data:
Basic Earnings	$0.07	$0.06
Diluted Earnings	$0.07	$0.06
Book Value	$9.59	$10.33
Tangible Book Value	$6.96	$6.72
Average Common Shares Outstanding (in thousands):
Basic	7,183	7,169
Diluted	7,194	7,175

Other Selected Ratios:
Return on Average Assets	0.39%	0.35%
Return on Average Tangible Assets (1)	0.40%	0.37%
Return on Average Equity	3.28%	2.59%
Return on Average Tangible Equity (1)	4.34%	3.83%
Net Interest Margin	3.95%	3.37%

(1) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.